Execution Version	Exhibit 10.10
CONTRACT MANUFACTURING AGREEMENT
API AND DRUG PRODUCT
This Agreement is made as of 20 January 2020 (the Effective Date) between
Siegfried AG
Untere Bruehlstrasse 4, 4800 Zofingen, Switzerland (Siegfried);
and
Jazz Pharmaceuticals Ireland Limited
5th Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland (Jazz).
Recitals

A.	Siegfried is engaged in the business of, among other things, providing development and/or manufacturing services with regard to drug substances and drug products for the pharmaceutical industry;

B.	Jazz is engaged in the business of, among other things, developing, producing, formulating, distributing and commercializing pharmaceutical products;

C.	Jazz desires to have Siegfried Manufacture and supply to Jazz Product (as defined herein) in commercial quantities; and

D.	Siegfried, subject to the terms and conditions of this Agreement, desires to Manufacture and supply Product to Jazz.
Now, therefore, the Parties agree as follows:

1.	Definitions
Unless elsewhere defined in this Agreement, each of the capitalized terms used in this Agreement (other than the names of the Parties and the headings of the Sections) shall have the meanings indicated below. Such meanings shall apply equally to all forms of such terms, including singular and plural forms, unless otherwise clearly indicated.

1.1	Active Pharmaceutical Ingredient/API shall mean the active pharmaceutical ingredient(s) set forth in Annex 1.1.

/s/ Henn        /s/ KG
Siegfried        Jazz

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1.2
Affiliate shall mean with respect to any Party any person or entity Controlling, Controlled by, or under common Control with a Party at any time during the Term of this Agreement. For purposes of this definition, the term Control shall mean the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation, the term Control shall mean the direct or indirect ownership of at least fifty per cent (50%) of the outstanding voting stock.

1.3
Agreement shall mean this Contract Manufacturing Agreement, including its Annexes (and appendices, if applicable), and including the Quality Agreement, in each case as may be amended from time to time according to the applicable terms and conditions of this Agreement or the Quality Agreement.

1.4	Alternative Manufacturer shall have the meaning as set out in Section 12.10.

1.5	API Manufacturing Site shall mean Siegfried’s facilities located at Untere Bruehlstrasse 4, 4800 Zofingen, Switzerland.

1.6
Applicable Laws shall mean all laws, rules and regulations applicable to the Manufacturing of API at the API Manufacturing Site or to the Manufacturing of Drug Product at the Drug Product Manufacturing Site, respectively, including without limitation the (i) U.S. Federal Food, Drug and Cosmetic Act, and all rules and regulations thereunder, (ii) EU Commission Directives 2001/83/EC as amended, and 2003/94/EC, and Directive 91/412/EEC, (iii) cGMP Regulations, and (iv) the counterparts to the foregoing in other jurisdictions, to the extent that Siegfried performs any Manufacturing in such jurisdiction.

1.7
Arising Intellectual Property Rights means all Intellectual Property Rights which are made, developed or reduced to practice by a Party in the performance of, or in connection with or related to, this Agreement.

1.8	Batch shall mean a specific quantity of Product or other Material that is intended to have uniform character and quality, within specified limits, and is produced during the same cycle of manufacture.

1.9	Business Day shall mean a day (not being a Saturday or Sunday) on which banks are open for business in Zurich, Switzerland, Hal-Far, Malta or Dublin, Ireland, as the context requires.

1.10
cGMP shall mean good manufacturing practices as described in regulations and guidance documents pertaining to manufacturing and quality control practice applicable for respective Product as may be further defined in the Quality Agreement.

1.11
Change shall mean any change to the Specifications, Master Batch Record, Raw Materials, Consigned Materials, Designated Vendor, API Manufacturing Site or the Drug Product Manufacturing Site, such Change being either (i) a Required Change (as

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Siegfried        Jazz

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defined in Section 6.5), (ii) a Customer Change (as defined in Section 6.6), or (iii) a Siegfried Change (as defined in Section 6.7).

1.12
Chemistry, Manufacturing and Control/CMC shall mean the part of pharmaceutical development that deals with the nature of the API or Drug Product, respectively, the manner in which both are made, and the manner by which the manufacturing process is shown to be in control.

1.13	Confidential Information shall have the meaning as set out in Section 10.1.

1.14
Consigned Materials shall mean the materials that are owned by Jazz or that are to be provided by or on behalf of Jazz to Siegfried for the Manufacture of the API or Drug Product, respectively; including without limitation the Key Material and API (in accordance with Section 5.2).

1.15	Designated Vendor shall have the meaning as set out in Section 6.4.

1.16	Delivery Shortfall shall have the meaning as set out in Section 14.2.

1.17	Drug Product shall mean the drug product containing the API (film-coated tablets in bulk form), as set forth in Annex 1.2.

1.18	Drug Product Manufacturing Site shall mean Siegfried’s Affiliate (Siegfried Malta Limited) facilities located in HHF070 Hal Far Industrial Estate, Hal Far BBG 3000, Malta.

1.19	DEA shall mean the United States Drug Enforcement Administration or any successor entity thereto.

1.20	Effective Date shall have the meaning set forth on the front page of this Agreement.

1.21	EMA shall mean the European Medicines Agency or any successor entity thereto.

1.22	Entitled Person shall have the meaning as set out in Section 10.3.

1.23	Equipment means any equipment used in the Manufacture of a Product by Siegfried hereunder.

1.24	FDA shall mean the United States Food and Drug Administration or any successor entity thereto.

1.25	Forecast shall have the meaning as set out in Section 3.2.

1.26	Force Majeure Event shall have the meaning as set out in Section 16.3.

1.27
Hidden Defects shall mean a failure of Product to conform to the Specifications upon delivery, such failure not being discoverable by Jazz or its designee upon reasonable physical inspection upon receipt of the Product pursuant to Section 4.3.

/s/ Henn        /s/ KG
Siegfried        Jazz

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1.28
Improvement shall mean any result, data, documentation, invention, improvement, innovation, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.29	Initial Period shall have the meaning as set forth in Section 12.1.

1.30
Intellectual Property Rights shall mean, without limitation, all Improvements, inventions, patent applications, rights in patents, registered or unregistered design rights, copyrights, database rights, trademarks, trade names, know-how, trade secrets and other industrial or intellectual property rights of whatever kind.

1.31	Key Material shall mean the key starting material as set forth in Annex 1.3.

1.32	Losses shall mean all liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorney's fees) incurred by a Party.

1.33
Manufacture/Manufacturing/Manufactured shall mean all activities with respect to the manufacturing of the API or Drug Product, respectively, including, without limitation, the purchase of Raw Materials and primary packaging materials, production, quality control, quality assurance, release testing and stability testing, packaging and release of Product for shipment (but excluding, without limitation, (i) release of Drug Product for the market and (ii) shipment).

1.34	Manufacturing Site shall mean the API Manufacturing Site, the Drug Product Manufacturing Site, or both of them, as the case may be.

1.35
Marketing Authorization/MA shall mean the formal authorization (and associated documentation) granted or issued by a Regulatory Authority necessary for the lawful marketing and sale of the Drug Product in the respective country/countries of the Territory over which such Regulatory Authority has jurisdiction.

1.36
Master Batch Record shall mean the production Batch record for the Manufacture of the API or Drug Product, developed by Siegfried in part from the Technology, specifying the process, manufacture, deviations and testing of the API or Drug Product, respectively.

1.37	Materials shall mean Raw Materials and/or Consigned Materials.

1.38	Non-Conformance Claim shall have the meaning as set out in Section 4.3.

1.39	Order shall mean a purchase order issued by Jazz for a certain quantity of Product.

1.40	Order Confirmation shall mean a confirmation issued by Siegfried that an Order posted by Jazz shall be executed.

/s/ Henn        /s/ KG
Siegfried        Jazz

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1.41	Party/Parties shall mean either Jazz or Siegfried, or both, as the context may require.

1.42
Pre-Existing Intellectual Property Rights of a Party means all Intellectual Property Rights owned, conceived, developed, first reduced to practice or otherwise made or acquired by such Party prior to the Effective Date hereof, including all modifications, adjustments or improvements thereto (to the extent such modifications, adjustments or improvements do not constitute any of the other Party’s Arising Intellectual Property Rights in accordance with Section 11.2 or Section 11.3, as the case may be).

1.43	Product/Products shall mean the API or the Drug Product or the two of them, as the context may require.

1.44
Quality Agreement shall mean the quality technical agreement between Jazz and Siegfried which defines the quality assurance responsibilities of each Party in respect of Product quality and compliance under cGMP Regulations, as may be amended from time to time.

1.45
Raw Materials shall mean all raw materials, excipients, and processing, filling and packaging components, which are not Product or Consigned Materials and which are necessary to manufacture the API or Drug Product, respectively, as set forth in the relevant Master Batch Record.

1.46	Recall shall have the meaning as set out in Section 7.6.

1.47
Regulatory Authority shall mean the governmental authority or authorities, which are responsible for approving the conduct of clinical trials, marketing and sale of pharmaceutical products and shall be EMA and FDA.

1.48	Specifications shall mean the description of technical requirements the API or Drug Product has to conform to, as set out in detail in the Quality Agreement.

1.49
Technology shall mean all information, Intellectual Property Rights and data in any form that Jazz has disclosed or will disclose, directly or indirectly, to Siegfried that may be necessary or useful for Manufacture of the API or Drug Product, respectively, as the same may be modified from time to time by Jazz in its sole discretion. All Technology shall constitute Confidential Information of Jazz, subject to Section 10.5.

1.50	Term shall have the meaning as set out in Section 12.2.

1.51
Territory shall mean the United States of America (with its territories, possessions, and protectorates, such as the Commonwealth of Puerto Rico), the member states of the European Union and/or European Economic Area (EU/EEA), Canada, United Kingdom (notwithstanding it being a member of the EU/EEA as of the Effective Date), Switzerland, Turkey, Australia, New Zealand, Brazil, Mexico, and any other country, which the Parties agree in writing to add to this definition of Territory in an amendment to this Agreement.

/s/ Henn        /s/ KG
Siegfried        Jazz

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2.	Scope of Work

2.1
Appointment. Jazz hereby appoints Siegfried, and Siegfried accepts such appointment, to (i) Manufacture and supply the Drug Product for or on behalf of Jazz at the Drug Product Manufacturing Site, (ii) Manufacture and supply the API for or on behalf of Jazz at the API Manufacturing Site, whereas the API may be supplied to Jazz or may be used by Siegfried in the Manufacture of the Drug Product and (iii) act as a broker for the transport of the API (owned by Jazz) from the API Manufacturing Site to the Drug Product Manufacturing Site, subject to the terms and conditions set forth in this Agreement.

2.2
Siegfried Malta Limited. Siegfried has entered into this Agreement on behalf of itself and its Affiliate, Siegfried Malta Limited, through which Siegfried shall be performing certain activities hereunder. Siegfried shall procure that Siegfried Malta Limited shall be bound by the applicable terms and conditions of this Agreement as if it were a direct Party hereto and shall procure the due performance thereof by Siegfried Malta Limited. Jazz shall only be entitled to engage and communicate directly with Siegfried Malta Limited upon prior consent of Siegfried.

2.3
Purchase Commitment. Subject to Section 2.3, during the Term, Jazz (and any of its Affiliates, or any transferee or successor in interest to Jazz’s business or Product) shall order and purchase at least sixty percent (60%) of its requirements for the API and forty percent (40%) of its requirements for the Drug Product from Siegfried.

Subject to this minimum purchase commitment and Section 2.4 below, the Parties further agree on the following pricing mechanism:

a)	For the API: [ * ]; or

b)	For the Drug Product: [ * ]:

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Siegfried        Jazz

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c)
During the Term, but not more often than [ * ], upon reasonable prior written notice to Jazz and to such an extent as will not interfere with the normal operations of Jazz, an independent certified public accountant selected by Siegfried and reasonably acceptable to Jazz will have reasonable access during normal business hours to inspect, at Siegfried’s expense, Jazz’s books of accounts and other records pertaining to the purchase of API and Drug Product as may reasonably be necessary for the purpose of determining Jazz’s compliance with the minimum purchase commitment provided for under this Agreement. Prior to commencing any such inspection and/or audit, the accountant shall enter into a reasonable and customary confidentiality agreement with Jazz which prohibits the disclosure of any information, except as provided in said confidentiality agreement or pursuant to court order, relating to Jazz and/or its Affiliates to any person or entity, including Siegfried, except that such accountant may issue a report to Siegfried, which report shall also be provided to Jazz, the sole purpose of which will be to report to Siegfried on Jazz’s compliance or non-compliance with such minimum purchase commitment. Siegfried shall treat all information received from Jazz and/or its Affiliates and/or the accountant hereunder as Jazz’s Confidential Information. In the event of any dispute between Jazz and Siegfried regarding the findings of any such inspection or audit, the Parties shall initially attempt in good faith to resolve the dispute amicably between themselves. The costs for such an audit shall be borne by Jazz in case of the discovery of any inaccuracies resulting in non-compliance with Jazz’s minimum purchase commitment.

d)
In the event (i) Siegfried does not deliver conforming Product as per Sections 3.7 and 14.1 or (ii) Jazz notifies Siegfried in writing that Jazz has reasonable and material quality concerns regarding Siegfried’s Manufacture of the Product (including without limitation due to the occurrence of any major or critical deviations that have not been properly investigated by Siegfried (in Jazz’s reasonable discretion) or any material breach by Siegfried of its obligations under the Quality Agreement that remain uncured after [ * ] as per Section 12.4), the Parties agree that Jazz may, upon written notice to Siegfried, temporally purchase (i) more than forty-percent (40%) of its requirements of API and/or (ii) more than sixty-percent (60%) of its requirements of Drug Product from other suppliers without constituting a breach of its obligations under Section 2.3 and without any penalty, surcharge or Volume Shortfall payment being due or owing (pursuant to Section 2.3a) or 2.3b)). This Section 2.3 c) will apply only to the extent and for so long as Siegfried does not deliver conforming Product as per Sections 3.7 and 14.1 (excluding any Force

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Siegfried        Jazz

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Majeure Event or any reason caused due to an act or omission of Jazz); provided, however, that, if Siegfried resumes the capability to deliver (conforming) Product comprising at least eighty percent (80%) of Jazz’s outstanding Product requirements, the requirements of this Section 2.3 shall be deemed to be reinstated (provided, however, that Jazz shall not be liable for any penalty, surcharge or Volume Shortfall payment in respect of any Product orders it committed to with another supplier during the period in which Siegfried did not or could not deliver conforming Product).

2.4	Exclusivity.
Without limiting Siegfried’s other obligations hereunder (including without limitation its obligations under Sections 10 and 11), during the Term of this Agreement, neither Siegfried nor any of Siegfried’s Affiliates engaged by Jazz (or any of Jazz’s Affiliates) within the previous [ * ] shall develop, make, have made, use, sell, have sold, solicit, import or commercialize, or assist any third party in any of the foregoing (other than Jazz or its designee pursuant to this Agreement) with respect to

(i)	Product and/or

(ii)	any drug product containing the API
that directly or indirectly uses, relies on, references, incorporates, derives from or relates to in any way, in whole or in part, any of the Technology (except technology that is general knowledge and publicly known or in the public domain), Jazz’s Confidential Information or Jazz’s Intellectual Property Rights (including without limitation Jazz’s Pre-Existing Intellectual Property Rights and Jazz’s Arising Intellectual Property Rights). For the avoidance of doubt, Jazz acknowledges that nothing in this Agreement shall be construed as a representation or inference that Siegfried will not enter into business relationships with other third parties regarding products that are similar to or that may compete with any Product, Technology or process covered by this Agreement subject always to Siegfried’s compliance with its obligations hereunder (including without limitation its obligations under Sections 10 and 11) and provided always that none of Jazz’s Technology, Jazz’s Confidential Information and/or Jazz’s Intellectual Property Rights (including Jazz’s Pre-Existing Intellectual Property Rights and Jazz’s Arising Intellectual Property Rights) shall be used or disclosed in breach of this Agreement.

2.5
Controlled Substance. The Parties acknowledge that the API (and thus the Drug Product) may become scheduled under the Federal Controlled Substances Act and/or respective laws in other countries of the Territory (collectively, the FCSA). Jazz shall promptly inform Siegfried if the API will be subject to the FCSA, and the Parties will confer and discuss in good faith the necessary activities to be taken as needed to comply with the FCSA, and the allocation of costs therefore, including without limitation, amending this Agreement and obtaining the necessary licenses, authorizations and regulatory requirements.

2.6	Relationship Management. Upon execution of this Agreement, each Party shall forthwith appoint one of its employees to be a relationship manager responsible for liaison

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Siegfried        Jazz

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between the Parties. Those representatives shall meet periodically as agreed to review the current status of the business relationship, including, but not limited to, Equipment and facilities updates, current and anticipated need of each Product (current and anticipated inventory (as per Section 5.4), current and anticipated manufacturing capacity, planned work or changes to the Manufacturing Site, supply chain concerns, in particular without limitations, Materials in short supply or vendor performance, and manage any issues that have arisen. [ * ], the Parties shall organize business review meetings to discuss operational and strategic aspects relating to the execution of this Agreement as well as any issues communicated by either Party to the other Party. With the prior agreement of the Parties, the frequency of the meetings may be increased. The meetings may also be organized through media (teleconferences or videoconferences) and each Party shall bear its own costs in relation with all meetings organized under this Section 2.6.

2.7
Information. Jazz shall provide to Siegfried the Technology and such other information in Jazz's possession relating to the Products, which are useful and necessary for Siegfried in performing its obligations hereunder, in particular any information concerning any potential hazards involved in Manufacturing Product and other Safety, Health and Environment (SHE) requirements related to the handling of the Product or any waste. The Technology provided by Jazz to Siegfried hereunder shall be subject to the terms and conditions set forth in Sections 10 and 11.

3.	Ordering, Purchase and Supply of Product

3.1	Jazz shall submit to Siegfried, upon [ * ] and then [ * ], an estimated (good faith) demand forecast of Jazz’s requirements of each Product for the next [ * ].

3.2
Jazz shall submit to Siegfried, on a [ * ] basis, [ * ] prior to the beginning of each month, an estimated (good faith) demand forecast of Jazz’s requirements of each Product for the next [ * ], as follows (each, a “Forecast”):

3.2.1	Drug Product Forecast: Jazz’s [ * ] forecast for Drug Product shall set forth:
(i)    the placed Orders for the next [ * ], which shall be binding on the Parties with respect to quantities and delivery dates;
(ii)    the estimated forecast for the next [ * ], which shall not be binding.

3.2.2
The total lead-time for Manufacture of Drug Product shall be [ * ], provided sufficient quantity of API is available to Drug Product Manufacturing Site at least [ * ] prior to the confirmed delivery date.

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Siegfried        Jazz

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3.2.3	API Forecast: Jazz’s [ * ] forecast for API shall set forth:
(i)    the placed Orders for the next [ * ], which shall be binding on the Parties with respect to quantities and delivery dates;
(ii)    the estimated forecast for the [ * ], which shall not be binding.

3.2.4
The total lead-time for Manufacture of API shall be [ * ], provided sufficient quantity of Key Material is available to Siegfried at least [ * ] prior to the confirmed delivery date. In case (i) the Key Material is not available to Siegfried in sufficient quantity at least [ * ] prior to the confirmed delivery date or (ii) the API ordered by Jazz was not reflected in the [ * ] forecast, the Parties shall jointly agree on the lead time.

3.3
Siegfried shall use commercially reasonable efforts to supply Jazz, no later than [ * ], with a written summary report of the agreed Consigned Materials, API and Drug Product inventory for such prior month in the form used by Siegfried for its customers, in order that Jazz may properly account for the inventory held by Siegfried (and its Affiliates) pursuant to this Agreement. The Parties may agree that additional specialized reports shall be prepared by Siegfried in accordance with Jazz's reasonable instructions. The costs for such additional reports will be borne by Jazz.

3.4
Jazz acknowledges that Siegfried will rely on the accuracy of Jazz’s Forecasts in planning its Manufacture, storage and transport of Product as well as its acquisitions of Raw Materials, as set forth in Section 5. If at any time Jazz finds that a Forecast is inaccurate in a material respect, Jazz shall inform Siegfried without delay and the Parties shall confer and discuss without delay how to proceed.

3.5
Jazz shall make all purchases of Product hereunder by submitting Orders to Siegfried in accordance with the respective Product Forecast. Each such Order shall be in writing and shall specify (i) the Product ordered, (ii) the quantity ordered), (iii) the price pursuant to Annex 1.4, and (iv) the requested delivery date, giving Siegfried no less than the number of days in advance of requested delivery to Jazz pursuant to Section 3.2 (the Lead Time). Lead Times for Product deliveries for validation campaigns and/or initial requirements of Product for launch in a country of the Territory shall be agreed upon between the Parties in good faith.

3.6
In accordance with Section 3.2.3 or 3.2.4, Siegfried shall use commercially reasonable efforts to execute Orders which exceed by [ * ] of the forecasted quantities. Orders exceeding [ * ] of the forecasted quantities shall be discussed between the Parties, but are only binding upon confirmation by Siegfried. Subject to this Section 3, Siegfried shall confirm to Jazz by way of an Order Confirmation that it will meet Jazz’s quantity requirements in accordance with the delivery date(s) within [ * ] from the date of

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Siegfried        Jazz

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the receipt of an Order from Jazz, whereupon the Order shall be confirmed, final, and binding on Siegfried.

3.7
Siegfried shall promptly and without undue delay notify Jazz in writing of any anticipated delay or of any circumstance rendering it unable to Manufacture and/or supply Product in accordance with the delivery date(s) and the estimated duration of such delay/circumstance(s). Upon such written notice, the Parties will work together to agree upon a revised delivery schedule and the Parties shall proceed in accordance with Section 14.1.

3.8
The Product shall be delivered from Siegfried to Jazz [ * ] (Incoterms 2010) API Manufacturing Site or Drug Product Manufacturing Site, and at the price as set out in Annex 1.4. To clarify, Jazz assumes all responsibilities and liability arising out of the shipment, transport, storage, handling and use of the Product after delivery by Siegfried to Jazz in accordance with the agreed [ * ] Incoterms.

4.	Product Delivery and Conformance

4.1
Jazz shall procure the pick-up and shipment of the Product at the agreed delivery date. A storage fee shall apply for Product which is not picked-up and shipped at that agreed delivery date through no fault of Siegfried or upon mutual agreement and thus stored by or on behalf of Siegfried for more than [ * ] from the agreed delivery date, such storage fee shall be [ * ]. Upon prior written notice to Jazz, Siegfried shall have the right to ship Product that have been stored more than [ * ] from the agreed delivery date to Jazz or its designee.

4.2
Siegfried will provide to Jazz the documentation set forth in the Quality Agreement with each shipment of Product. Siegfried acknowledges that Jazz will rely on the accuracy and completeness of such documentation in its determination of conformance of Product with Specifications, cGMP, the Quality Agreement and Applicable Law.

4.3
Upon delivery of Product to Jazz (or its designee), Jazz shall carry out a reasonable physical inspection, or shall procure a designee to carry out a reasonable physical inspection, of the Product within [ * ] in order to determine compliance with the Specifications, the Quality Agreement, Applicable Law and cGMP at the time of delivery and all stages of Manufacture prior thereto. If, in either Party's opinion or determination, any Product Manufactured does not comply with the Specifications, the Quality Agreement, Applicable Law or cGMP upon delivery or at any stage of Manufacture prior thereto, then such Party shall promptly notify the other Party in writing thereof (which may include email notification) (Non-Conformance Claim). If Jazz does not notify Siegfried within [ * ] after delivery of the Product, then the Product is deemed accepted, provided that Jazz retains the right to reject the Product at a later time in the case of Hidden Defects as set out in Section 4.4.

/s/ Henn        /s/ KG
Siegfried        Jazz

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4.4
Jazz retains the right to reject Product for a period of [ * ] after delivery to Jazz (or its designee) in case of Hidden Defects (which may include, without limitation, a Hidden Defect caused by or arising due to a material error in the documentation supplied by Siegfried under Section 4.2), provided that Jazz notifies Siegfried in writing within [ * ] of discovering the Hidden Defect.

4.5
Any Non-Conformance Claim made by Jazz shall specify in reasonable detail the nature and basis for the claim and cite Siegfried’s relevant Batch numbers or other information to enable specific identification of the Product involved. Siegfried shall review any Non-Conformance Claim made by Jazz and provide Jazz with the results of such (interim) review without undue delay and, in any event, within [ * ] of receipt of Jazz’s Non-Conformance Claim, as set forth in the Quality Agreement. If such review by Siegfried confirms that the identified Product did not comply with the Specifications, Applicable Law, the Quality Agreement or cGMP upon delivery or at any stage of Manufacture, then Jazz shall have the right to reject such Product and the Parties shall proceed according to Section 14.1. The nonconforming Product shall be disposed or delivered, at Siegfried’s expense, to such destination as agreed by the Parties, in compliance with applicable environmental laws and regulations. Neither Party shall use or dispose of Product that does not, or of which either Party claims that it does not, conform to the Specifications, the Quality Agreement, Applicable Law and cGMP upon delivery or at any stage of Manufacture thereof, without the other Party's prior written consent.

4.6
Any Non-Conformance Claim made by Siegfried shall specify in reasonable detail the nature and basis for the claim and cite Siegfried’s relevant Batch numbers or other information to enable specific identification of the Product involved. Jazz shall review any Non-Conformance Claim made by Siegfried and provide Siegfried with the results of such review within [ * ] of receipt of Siegfried’s Non-Conformance Claim. If such review by Jazz confirms that the identified Product did not comply with the Specifications, Applicable Law, the Quality Agreement or cGMP upon delivery or at any stage of Manufacture, then Siegfried shall have the right to reject such Product and the Parties shall proceed according to Section 14.1. The nonconforming Product shall be disposed or delivered, at Siegfried’s expense, to such destination as agreed by the Parties, in compliance with applicable environmental laws and regulations. Neither Party shall use or dispose of Product that does not, or of which either Party claims that it does not, conform to the Specifications, the Quality Agreement, Applicable Law and cGMP upon delivery or at any stage of Manufacture thereof, without the other Party's prior written consent.

4.7
If the Parties fail to agree as to whether a quantity of Product conforms to the Specifications, Applicable Law, the Quality Agreement or cGMP upon delivery or at any stage of Manufacture, the Parties shall have the Batch in dispute and/or relevant data or information investigated, tested and/or further analyzed by an independent testing laboratory or consultant (if the Parties mutually agree to refer to a consultant) selected by agreement between the Parties. The decision of the independent testing laboratory or

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Siegfried        Jazz

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consultant shall be deemed final as to any dispute over Product conformance with Specifications, Applicable Law, the material provisions of the Quality Agreement or cGMP upon delivery or at any stage of Manufacture. Should the laboratory or consultant determine that the delivered Product does not conform to the Specifications, the Quality Agreement, Applicable Law or cGMP upon delivery or at any stage of Manufacture, then Siegfried shall bear all costs for the independent laboratory or consultant, and all shipment, disposal and other reasonable, direct costs and expenses for conducting the investigations and Jazz shall have the right to reject such Batch of Product and the Parties shall proceed according to Section 14.1. However, in case of wrongful rejection of Drug Product by Jazz, then Jazz shall bear the expenses of returning any rejected Drug Product to Siegfried and shall compensate Siegfried the reasonable, direct costs and expenses for conducting the investigations, including without limitation, related to the shipment of the Product (initial or replacement shipment, as the case may be) and any pending purchase price payment still due as set out in this Agreement.

5.	Purchase, Storage and Transport of Materials

5.1
In accordance with Jazz’s Forecast and Orders placed, Siegfried will obtain sufficient quantities of all Raw Materials at Siegfried’s costs and expenses in sufficient quantities and of good quality as necessary to enable Siegfried to Manufacture and supply Product in accordance with Jazz’s requirements. Jazz shall also bear the mutually agreed costs of all material to be used as reference standards or impurity standards in the Manufacture of Products, unless otherwise mutually agreed in writing.

5.2
Jazz shall obtain all right, title and interest in and to the API upon release by Siegfried, whereupon such (released) API becomes Consigned Materials. Jazz shall cause that the Key Material will be supplied in good quality as necessary to enable Siegfried to Manufacture Product in accordance with Jazz’s Forecast and Orders (see i.a. Section 3.2.4 above), at Jazz’s costs and expenses. Any import duties, taxes or other fees due to governmental authorities regarding Consigned Materials shall be paid by Jazz.

5.3
Jazz shall solely and exclusively retain all right, title and interest in and to all Consigned Material released by Siegfried and Jazz shall insure such Consigned Material against loss and damage. Siegfried shall be liable for any loss of or damage to such Consigned Material, including destruction and shipping costs, if such loss or damage was caused by Siegfried’s gross negligence or willful misconduct.

5.4
Any inventory level of Key Material and Consigned Materials (particularly of consigned API) shall only be established upon mutual agreement and at Jazz’s reasonable cost and expenses. Siegfried shall adopt appropriate warehousing controls to rotate Consigned Materials stock as mutually agreed (based on the First-In/First-Out (FiFo) principle unless otherwise agreed in writing), unless otherwise instructed by Jazz and agreed by Siegfried.

/s/ Henn        /s/ KG
Siegfried        Jazz

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5.5
Siegfried agrees that, without prior written consent by Jazz, Consigned Materials shall: (i) be used solely for the purpose of the Manufacture and supply of Product; (ii) be used in compliance with all Applicable Laws; and (iii) not be transferred to any third party, except to any Affiliate or subcontractor of Siegfried as agreed in the Quality Agreement or otherwise in writing with Jazz (and Siegfried remains fully and directly responsible for the acts and omissions of such Affiliate or subcontractor, as if performed by Siegfried), unless otherwise agreed by the Parties in writing.

5.6
Until otherwise notified by Jazz to Siegfried with at least [ * ] prior notice or otherwise agreed by the Parties in writing, Siegfried shall act as a broker with regard to the transport of API owned by Jazz (Consigned Material) from the API Manufacturing Site to the Drug Product Manufacturing Site, at Jazz’s reasonable and prior-agreed cost and expenses, and Siegfried shall appoint a qualified and approved subcontractor, as specified in the Quality Agreement and Jazz may monitor and approve Siegfried’s shipping and freight practices as may be agreed in the Quality Agreement or otherwise in writing between the Parties. Siegfried shall only be responsible for the acts and omissions of all such logistics providers, if due Siegfried’s gross negligence or willful misconduct.

5.7
Jazz agrees to reimburse Siegfried all reasonable cost and expenses incurred for the amount of inventory of Materials required to be written off as a result of Jazz requiring a change of Materials, in particular, without limitation, changes to specification or vendors, provided however, that Siegfried shall use commercially reasonable efforts to limit such loss of Materials.

5.8
Upon reasonable request of Jazz or expiration or termination of the Agreement, Siegfried will make such Consigned Materials available for collection by or on behalf of Jazz in good and usable condition and Jazz will pick-up such Consigned Materials within [ * ], at Jazz’s cost and expenses.

6.	Manufacture of Product

6.1	The terms of the Quality Agreement shall be deemed incorporated by reference into this Agreement.

6.2
Siegfried shall maintain the Manufacturing Sites and Equipment in a state of repair and operating efficiency consistent with the requirements of the Applicable Laws, cGMP, Specifications, the Quality Agreement, and Master Batch Record. Further details with regard to the Manufacturing Site shall be set forth in the Quality Agreement.

6.3
Siegfried shall obtain sufficient quantities of all Raw Materials to Manufacture and supply Product in accordance with Jazz’s Forecast and shall ensure that such Raw Materials comply with the Specifications. Jazz shall reimburse Siegfried all costs and expenses reasonably incurred as a result of a change in the Specifications of such Raw Materials.

/s/ Henn        /s/ KG
Siegfried        Jazz

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6.4
If Jazz, in its sole discretion, designates certain Raw Material or any other vendors, other than Siegfried or its Affiliates (each a Designated Vendor), then Siegfried shall obtain respective Raw Material(s) only from such Designated Vendors. Jazz shall reimburse Siegfried all costs and expenses reasonably incurred as a result from appointing or changing a Designated Vendor. Siegfried shall not be liable or responsible for any acts or omissions of such Designated Vendor, including without limitation, a delayed delivery, delivery of non-conforming Raw Material or other supply failure (unless and to the extent any such acts or omissions of such Designated Vendor arise as a result of Siegfried’s negligence or wilful misconduct or any breach by Siegfried of its obligations hereunder).

6.5
In the event that either Party becomes aware and notifies the other Party that any Change is mandated by Applicable Laws (including, without limitation cGMP Regulations) or by a competent Regulatory Authority (Required Change), then Siegfried shall promptly (i) advise Jazz as to any quality assurance effect scheduling and, if applicable, Product price adjustments, which may reasonably and necessarily result therefrom, and (ii) make any necessary Required Change. Prior to implementation of such Required Change, the Parties shall negotiate in good faith on: (a) the allocation of the implementation costs with regard to the Product and any other products, (b) if applicable, the new Product price after the Required Change has been implemented; and (c) any other amendments to this Agreement which may be necessitated by such Required Change; provided always that all costs associated with Required Changes directly related to the Manufacturing Site that are not required solely to permit Siegfried to Manufacture the Product, or a group of products including the Product, shall be borne by Siegfried. Siegfried and Jazz shall cooperate in making any Required Changes and use commercially reasonable efforts to implement any Required Changes promptly in a manner that minimizes any effect on the supply hereunder to Jazz of the Product meeting Specifications.

6.6
In the event Jazz wishes to effect a Change which is not a Required Change (Customer Change), Jazz shall advise Siegfried in writing of such Customer Change as set forth in the Quality Agreement. If Siegfried (acting reasonably and promptly) deems, in its reasonable discretion, such Customer Change as implementable, then Siegfried shall provide (a) if applicable, an estimate of all reasonable, necessary and vouched implementation costs to be borne by Jazz, (b) if applicable, the new proposed Product price after the Customer Change has been implemented (if necessitated by such Customer Change), (c) the timing for implementation and (d) if applicable, an estimated amount of any Raw Materials rendered obsolete as a result of the Customer Change and respective costs to be borne by Jazz. Subject to Jazz’s approval, Siegfried shall implement such Customer Change. Jazz shall bear the approved implementation costs (which include the costs for the Raw Materials rendered obsolete) and the new Product Price, if applicable, shall apply after the implementation.

6.7	In the event Siegfried wishes to effect a Change which is not a Required Change (Siegfried Change), Siegfried shall advise Jazz in writing of such Siegfried Change as

/s/ Henn        /s/ KG
Siegfried        Jazz

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set forth in the Quality Agreement. Siegfried Changes will only be implemented following the approval of Jazz (acting reasonably and promptly), such approval not to be unreasonably conditioned, withheld or delayed. Unless otherwise agreed by the Parties, Siegfried’s implementation costs of the Siegfried Changes will be borne by Siegfried. Both Parties shall negotiate in good faith (a) the timing for implementation and (b) an estimated amount of any Raw Material rendered obsolete as a result of the Siegfried Change. In allocating the costs, the Parties should consider whether such Siegfried Change is beneficial to either or both Parties.

7.	Audits, Notification and Recall

7.1
Jazz has the right to carry out audits as set forth in the Quality Agreement. While on the Manufacturing Site, Jazz shall comply with all of Siegfried’s applicable policies regarding, safety, health, data protection, confidentiality and the like which Siegfried, in its sole discretion, deems relevant.

7.2
Siegfried shall provide Jazz and its designees with reasonable access to its Manufacturing Site and the areas in which Materials or Product is Manufactured, stored, handled or shipped, and Jazz and its designees shall be permitted to review Siegfried’s standard operating procedures related to Manufacture, storage, handling, general facilities, equipment and procedures required for compliance with cGMP.

7.3	Siegfried will use commercially reasonable efforts to obtain the right for Jazz to have similar audit rights for Siegfried’s subcontractors, as set forth in the Quality Agreement.

7.4
Siegfried shall permit any Regulatory Authority to inspect relevant facilities, Equipment and records (including those of its Affiliates) at their request and shall resolve, and procure the resolution by its Affiliates, of all issues raised by a Regulatory Authority, if and to the extent such issues are relevant for the Manufacture of the Product or other cGMP-related obligations under this Agreement.

7.5	Each Party shall notify the other Party promptly of any serious or unexpected adverse reaction from the use of the Drug Product, which is reported to it or of which it becomes aware otherwise.

7.6
In the event either Party believes it may be necessary to conduct a recall or other similar action with respect to the Drug Product (each a Recall), the Parties shall consult with each other as to how best to proceed. If Siegfried reasonably requests a Recall and Jazz declines to act accordingly, Siegfried shall not be liable for any consequences or damages thereafter. Under no circumstances shall Siegfried be prohibited hereunder from taking any action that it is required to take by applicable law.

7.7	This Section applies to Affiliates of Siegfried and Siegfried shall procure the adherence of its Affiliates hereto and Jazz’s right of audit thereof.

/s/ Henn        /s/ KG
Siegfried        Jazz

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8.	Compensation and Terms of Payment

8.1	In consideration for the services under the terms of this Agreement, Jazz shall pay Siegfried the prices as specified in, and in accordance with the payment terms set forth in, Annex 1.4.

8.2	All pricing, payments, credits, allowances or other monetary adjustments under this Agreement shall be in [ * ], as agreed between the Parties and set forth in the Annex 1.4.

8.3
The Parties may adjust prices upon mutual agreement based on (i) Raw Material price changes, (ii) indices, (iii) exchange rate variations as set forth in the Annex 1.4 or as otherwise agreed in writing.

8.4	Invoices shall be issued by Siegfried and sent to Jazz upon release of the Product.

8.5
Jazz shall pay such invoices to Siegfried within [ * ] after the date of receipt of such invoice. Each invoice shall, to the extent applicable, identify the Jazz Order number, Product quantities, unit price, freight charges and the total amount to be remitted by Jazz. Notwithstanding the foregoing, Jazz may withhold any amounts invoiced by Siegfried that it disputes in good faith and in writing prior to such [ * ] after the date of receipt of the respective invoice. If Jazz disputes any invoice, Jazz shall within [ * ] after such invoice is furnished to it notify Siegfried in writing that it disputes the accuracy or appropriateness of such invoice and specify the particular respects in which such invoice is inaccurate or inappropriate. The Parties will make good faith efforts to resolve any disputes within [ * ] thereafter. Any amounts that are disputed by Jazz and which the Parties determine are due following resolution of such dispute shall not be due until [ * ] following such resolution.

8.6
In the event any undisputed sum is not paid when due, then Jazz shall pay interest at a rate of [ * ] on the amount of such undisputed late sum (from the original due date until the date such undisputed late sum is paid).

9.	Regulatory Affairs

9.1	Jazz shall be responsible for all regulatory filings in connection with the Product.

9.2
All information, documents and updates with regard to the Manufacture of Product which are in the possession of Siegfried and required by any Regulatory Authority shall, as reasonably requested by Jazz in connection with a submission for such regulatory filings, be as is provided by Siegfried to Jazz, free of charge.

/s/ Henn        /s/ KG
Siegfried        Jazz

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9.3
Siegfried shall further provide Jazz, at Jazz’s costs and expenses, with reasonable assistance in preparing or reviewing the regulatory filing or formulating responses to any questions and/or inquiries (i.e., deficiency letters) with respect to the above submissions.

9.4
Jazz shall provide, and Siegfried shall review, the CMC and other portions of Jazz’s proposed regulatory filings relating to Siegfried’s Manufacturing procedures or otherwise related to Siegfried’s key obligations hereunder before the regulatory filings are submitted with relevant Regulatory Authorities and Jazz shall consider Siegfried’s comments thereto in good faith.

9.5
The Parties acknowledge that the ultimate decision of whether any Drug Product will be approved for marketing and sale rests with the Regulatory Authorities of the respective market in the Territory and that Siegfried shall not be liable for the failure of the Regulatory Authorities to issue such Marketing Authorization approval other than due to Siegfried’s gross negligence or willful misconduct or material breach of any of its obligations, warranties or undertakings hereunder.

9.6
The Parties acknowledge that the Manufacturing Site and/or the Drug Product Manufacturing Site has the required certifications from the Regulatory Authorities (the FDA, the EMA), which currently allows the Product distribution also in Canada and Australia by GMP certificates mutual recognition. In case a Product launch in other specific countries of Territory would require additional certifications, Parties will discuss in good faith and agree in prior on the plausibility, and costs and timelines associated.

10.	Confidential Information

10.1
Confidential Information shall mean any information of whatever kind (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments and oral disclosures thereof of any kind whatsoever, (including without limitation, samples, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which has been or will be disclosed by or on behalf of one Party (Disclosing Party) to the other Party (Receiving Party) in connection with this Agreement, and which is confidential or proprietary to the Disclosing Party or an Affiliate thereof, including, without limitation, any and all information pertaining to the Products and information which relates to the business of either Party, including business plans, strategies, operations, policies, procedures, pricing, techniques, accounts, marketing plans, financial plans and status, and personnel of either Party; provided that such information was designated in writing as "Confidential" or "Proprietary" information at the time of the initial disclosure or by confirmation in writing to the Receiving Party within [ * ] of the initial disclosure and further provided always that, notwithstanding the foregoing, information shall be subject to the obligations set forth herein and constitute Confidential Information, even if not identified or marked as confidential or proprietary, if the Receiving Party knows, or in the exercise of reasonable business

/s/ Henn        /s/ KG
Siegfried        Jazz

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judgment should know, such information to be confidential or proprietary to the Disclosing Party.

10.2
Each Receiving Party agrees to retain in strict confidence any Confidential Information of the Disclosing Party (or its Affiliates or contractors), whether disclosed prior to, or after the Effective Date and not to use any such Confidential Information for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and not to disclose, divulge or otherwise communicate any such Confidential Information to any third party.

10.3
The Receiving Party may disclose Confidential Information of the Disclosing Party to its Affiliates or its (or its Affiliate's) officers, directors, employees, agents, consultants, licensees, subcontractors or representatives (each an Entitled Person), who, in each case, (i) need to know such information for purposes of the implementation and performance by the Receiving Party of this Agreement, and (ii) are subject to confidentiality and non-use restrictions covering the Confidential Information that are at least as stringent at those contained herein, provided that the Receiving Party shall, nevertheless, remain fully liable for any breach by any of its Entitled Persons of their confidentiality obligations in respect of the Confidential Information.

10.4
Each Party agrees to use with respect to Confidential Information of the other Party at least the same standard of care as it uses to protect proprietary or confidential information of its own of comparable sensitivity and to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Entitled Persons.

10.5
The provisions of Section 10.1 shall not apply to any Confidential Information disclosed hereunder which (a) was independently developed or independently known by the Receiving Party prior to its disclosure to the Receiving Party by the Disclosing Party, as evidenced by written or electronic records; or (b) was before or after the date of such disclosure in the public domain or lawfully disclosed to the Receiving Party by an independent, unaffiliated third party rightfully in possession of the Confidential Information and not under any confidentiality obligation with regard to such Confidential Information; or (c) is required to be disclosed by the Receiving Party to the officials of a Regulatory Authority or to comply with applicable laws, to defend or prosecute litigation or to comply with Applicable Law, judicial orders or valid subpoenas, provided that the Receiving Party provides prior written notice of such intended disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. The burden of proof of the foregoing exceptions shall lie with the Receiving Party. Specific information disclosed as part of the Confidential Information shall not be deemed to be in the public domain or in prior possession of the Receiving Party merely because it is included in more general information in the public domain or in the prior possession of the Receiving Party.

/s/ Henn        /s/ KG
Siegfried        Jazz

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10.6
Except as otherwise expressly stated under this Agreement, nothing herein shall be construed as giving either Party any right, title or interest in or ownership of the Confidential Information of the other Party.

10.7
Except as may be required by law or regulation (including securities law and related filings), or in response to a valid subpoena or other judicial order, neither Party shall disclose the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that the Parties may disclose the terms of this Agreement to the Parties' or third parties' accountants and attorneys, provided any such attorney or accountant receiving information concerning the terms of this Agreement is either bound by professional secrecy or agrees to be bound by confidentiality obligations equal to this Section 10 with respect to such information.

10.8
The Parties acknowledge that any breach of this Section 10 may constitute irreparable harm, and that the non-breaching Party shall be entitled to seek specific performance or injunctive relief to enforce this Section 10 in addition to whatever remedies such Party may otherwise be entitled to at law.

10.9
Upon termination or expiration of this Agreement (in whole or in part), each Party shall immediately deliver to the other (and cause any of its Entitled Persons to so deliver), at such Party’s expense, all Confidential Information of the other Party (in the case of partial termination, that relates to the Terminated Product), including without limitation any and all copies, duplications, summaries and/or notes thereof or derived thereof, regardless of the format, and all remaining samples of Product (or, in the case of partial termination, Terminated Product), provided however, that both Parties may keep (i) such original documents, copies and samples as required by law or (ii) one set of such information in its legal files or archives for the sole purpose of monitoring its compliance with its obligations hereunder and neither Party shall be required to delete copies made in routine back up of its information technology systems (if access to such material is limited to members of such Party’s information technology department only). Any information retained by a Party pursuant to this Section 10.9 shall be subject to the confidentiality obligations set forth herein.

11.	Intellectual Property

11.1
Siegfried acknowledges that Jazz Confidential Information and Jazz’s Pre-Existing Intellectual Property Rights provided to, utilized or observed by Siegfried pursuant to this Agreement shall be and remain the sole and exclusive property of Jazz. Likewise, Jazz acknowledges that Siegfried Confidential Information and Siegfried’s Pre-Existing Intellectual Property Rights utilized by Siegfried pursuant to this Agreement shall be and remain the sole and exclusive property of Siegfried.

11.2
All rights, title, and interest in and to any Arising Intellectual Property Rights shall be the sole and exclusive property of Jazz to the extent any such Arising Intellectual Property Rights (i) incorporate, (ii) are derived from or (iii) relate to any of Jazz’s Pre-Existing

/s/ Henn        /s/ KG
Siegfried        Jazz

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Intellectual Property Rights, Jazz Product(s) (including without limitation Product development and use, whether patentable or not, Product Manufacture, manufacturing processes and procedures, Product analytical processes, procedures, methods or results and any route(s) of synthesis) and/or Jazz Confidential Information (Jazz Arising Intellectual Property Rights), and Siegfried hereby assigns, and transfers to Jazz its entire right, title and interest in and to any and all Jazz Arising Intellectual Property Rights. Jazz shall have the sole right to file and seek protection for any Jazz Arising Intellectual Property Rights. During the Term of this Agreement and for a period of [ * ] thereafter, upon request by Jazz and at Jazz’s reasonable expense, Siegfried shall, and shall cause its employees and Affiliates and employees of its Affiliates, to promptly take all reasonable acts and things and execute all documents as Jazz may reasonably request, to transfer, assign and vest in Jazz the ownership and registration of Jazz Arising Intellectual Property Rights, and thereafter Jazz shall be responsible for and shall control, at its sole expense, the preparation, prosecution, maintenance and enforcement of all patent applications, resulting patents, and any other forms of Jazz Arising Intellectual Property Rights. In the event Jazz decides to file and prosecute patent applications on any Jazz Arising Intellectual Property Rights, Siegfried shall provide Jazz with reasonable assistance to obtain and defend such Jazz Arising Intellectual Property Rights at Jazz's reasonable cost and expense.

11.3
Jazz agrees that, as between Siegfried and Jazz, Siegfried shall own all Arising Intellectual Property Rights of a general nature generated or derived by Siegfried in the course of performing its obligations hereunder which (i) do not incorporate, (ii) are not derived from, (iii) are not specific to or dependent upon and (iv) do not relate in any way, either directly or indirectly, in whole or in part, to (a) Jazz’s Pre-Existing Intellectual Property Rights, (b) Jazz Arising Intellectual Property Rights, (c) Jazz Confidential Information and/or (d) Jazz Product(s) (Siegfried Arising Intellectual Property Rights) and Jazz hereby assigns, and transfers to Siegfried its entire right, title and interest in and to any and all Siegfried Arising Intellectual Property Rights. Siegfried hereby grants Jazz a non-exclusive, worldwide, irrevocable, transferable, royalty-free license to use such Siegfried Arising Intellectual Property Rights to the extent that, and limited to, the development, manufacturing, sale, commercialization or any other use of the Product is dependent upon such license.

11.4
In the event of patent infringement or regulatory litigation or other legal proceedings, involving the Product, Siegfried shall have the right to suspend further supply of the Product to the extent this is required by a court order or arbitral award or order (whether interim or final). Such suspension shall be deemed a temporary suspension of Siegfried’s supply obligations under this Agreement; provided, that if such suspension continues for more than [ * ], the Parties shall jointly attempt in good faith to modify this Agreement to resolve the situation but if they are unable to do so within the following [ * ] either Party may terminate this Agreement by notice to the other Party.

/s/ Henn        /s/ KG
Siegfried        Jazz

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12.	Term and Termination

12.1
This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this Section 12 or other applicable term of this Agreement, shall continue in full force and effect until December 31, 2024 (Initial Period).

12.2
Unless earlier terminated in accordance with any applicable term of this Agreement, this Agreement shall automatically renew for consecutive periods of one (1) year each unless one of the Parties notifies the other of its election not to renew the Agreement, either in whole or in part, at least eighteen (18) months prior to the end of the Initial Period or the renewal term then in effect, in which case this Agreement shall terminate, either in whole or in part (as the case may be), upon the expiration of such term (Term).

12.3	Either Party may terminate the Agreement immediately, by providing written notice to the other Party following the occurrence of any of the following events:

(a)
the liquidation or dissolution of the other Party, or the commencement of insolvency procedures or any proceeding under any bankruptcy, insolvency or moratorium law, or any other law or laws for the relief of debtors which proceeding is not dismissed within [ * ], or the appointment of any receiver, trustee or assignee to take possession of the properties of the other Party;

(b)	the sale, lease or other disposition of at least seventy-five percent (75%) of the other Party’s business or assets, to a person other than an Affiliate of such Party; or

(c)	the cessation of all or substantially all of the other Party’s business operations.

12.4
If a Party breaches a material term or condition of this Agreement, the non-breaching Party shall have the right to terminate this Agreement, either in whole or in part, after [ * ] prior written notice to the other Party unless any such breach is cured within said [ * ]. Termination shall be in addition to all other rights and remedies available to the non-breaching Party at law or in equity.

12.5	This Agreement may be terminated, in whole or in part, by [ * ] written notice given by Jazz to Siegfried, as follows:

(a)	If any required license, permit or certificate of Siegfried is not approved or not issued, or is withdrawn or suspended, by any Regulatory Authority; or

(b)	If Drug Product is withdrawn or deleted by any Regulatory Authority so that there are no remaining markets available;

(c)	If Jazz decides to permanently cease the commercialisation of Product.

/s/ Henn        /s/ KG
Siegfried        Jazz

23 / 37

12.6	This Agreement may be terminated, in whole or in part, by [ * ] written notice given by Siegfried to Jazz, as follows:

(a)	If Jazz does not commercially launch any Drug Product within [ * ] after receipt of approval from any Regulatory Authority;

(b)	If Jazz ceases commercial sale of Drug Product after commercial launch; or

(c)	If Jazz does not purchase at least the total volume of Drug Product that requires Siegfried to Manufacture [ * ] of API during any [ * ] period after commercial launch of the Drug Product.

12.7
Any and all references to termination of this Agreement “in part” or “partial termination” throughout this Agreement shall mean that the applicable Party may, subject to and in accordance with the provisions of this Agreement, terminate this Agreement solely in respect of the Manufacture and supply of either (i) the API or (ii) the Drug Product (hereinafter referred to as the “Terminated Product”), in which case:

(a)	the Agreement shall be terminated solely in respect of the Terminated Product;

(b)	the Agreement shall continue in full force and effect in respect of the other non-terminated Product(s) (the “Non-Terminated Product”);

(c)	the provisions of the Agreement (including, without limitation, all applicable references to “Product”) shall be construed accordingly; and

(d)
for the avoidance of doubt, the terms of Section 2.3 shall apply accordingly solely in respect of the Non-Terminated Product and Jazz shall have no further obligations pursuant thereto in respect of the Terminated Product.

12.8
Upon expiration or termination of this Agreement, in whole or in part, Siegfried shall have the right to deliver to Jazz (and Jazz shall have the obligation to take delivery of) all Product (or, in the case of partial termination, all Terminated Product) already Manufactured by Siegfried pursuant to any Order and the remaining Materials that relate to the Terminated Product maintained by Siegfried pursuant to Section 5 and Jazz shall pay the price for such Products or Terminated Product (as the case may be) or Materials, provided however, that Siegfried uses commercially reasonable efforts to limit such loss of Materials.

12.9
Neither the expiration nor the termination of this Agreement, in whole or in part, shall relieve the Parties of their obligations (in the case of partial termination, as they relate to the Terminated Product) incurred prior to such expiration or termination. All provisions that, by their express or implied terms, are meant to survive termination of the Agreement, in particular all rights and obligations set forth in Sections 8 (Compensation and Terms of Payment), 10 (Confidential Information), 11 (Intellectual Property), 14.1 (Liability and Indemnity), 16 (Miscellaneous) and 17 (Applicable Law and Dispute Resolution) shall continue irrespective of such termination.

/s/ Henn        /s/ KG
Siegfried        Jazz

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12.10
At all times during the Term, Jazz shall have the right to make Product and to have Product made by an Affiliate or third party manufacturer (Alternative Manufacturer) on its behalf, subject to the terms and conditions of this Agreement, including, without limitation Sections 2.3 (Purchase Commitment), 10 (Confidentiality), and 11 (Intellectual Property). Prior to appointing such an Alternative Manufacturer, Jazz and Siegfried shall, without delay, confer and discuss in good faith if and how any Affiliate of Siegfried may be appointed as alternative manufacturing site.

12.11
In the event Jazz intends to engage an Alternative Manufacturer at any time (including during the Term or upon termination of this Agreement in whole or in part), Siegfried shall, at the request of Jazz and subject to Jazz’s reasonable cooperation, provide documents already prepared by Siegfried as may be necessary or helpful for the technology transfer of the manufacturing process for Product and the regulatory qualification to Jazz or the Alternative Manufacturer (including all know-how necessary or reasonably useful to enable Jazz or the Alternative Manufacturer to manufacture Product), provided that Siegfried will not be required to (i) prepare, translate or otherwise generate documents, unless otherwise agreed by Siegfried (acting reasonably ) and at Jazz’ reasonable costs and expenses, (ii) provide Siegfried Confidential Information, or (ii) grant licenses to Siegfried Pre-Existing Intellectual Property Rights or Siegfried Arising Intellectual Property Rights to a third party Alternative Manufacturer.

12.12
In the event of transfer to Jazz or its Affiliate, at the request of Jazz and subject to Jazz’s reasonable cooperation, the Parties shall confer and discuss a technology transfer plan prepared by Jazz and agreed by Siegfried (such agreement not to be unreasonably withheld, conditioned or delayed), including applicable fees (Jazz Technology Transfer Plan). Such Jazz Technology Transfer Plan may, as applicable, provide for reasonable technical assistance regarding the manufacture, testing and supply of Product, including access to technical personnel, as may be helpful for Jazz or its Affiliate to implement such process to manufacture Product. Subject to Siegfried’s approval and consent of the scope of the Jazz Technology Transfer Plan and cost and expenses therefore (such approval and consent not to be unreasonably withheld, conditioned or delayed), Siegfried shall implement the Jazz Technology Transfer Plan and Jazz shall reimburse Siegfried for all reasonable costs and expenses incurred by Siegfried to conduct such technology transfer and technical assistance, unless otherwise mutually agreed in writing.

13.	Representations and Warranties

13.1
Each Party represents and warrants to the other Party (i) that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein, (ii) that this Agreement has been duly executed and delivered by each Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (iii) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms hereof does not and will not conflict with or result in a breach of any term of, or constitute a

/s/ Henn        /s/ KG
Siegfried        Jazz

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default under (i) any agreement or instrument binding or affecting it or its property; (ii) its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

13.2
Siegfried represents, warrants and covenants to Jazz that all Product Manufactured pursuant to this Agreement shall conform with Specifications, Applicable Law and the Master Batch Record upon delivery and all Product has been Manufactured in accordance with cGMP and the material provisions of the Quality Agreement.

13.3
Jazz represents, warrants and covenants that the Technology and the Consigned Materials provided to Siegfried by or on behalf of Jazz hereunder, and used by Siegfried for the performance of its obligations in accordance with the terms of this Agreement and Jazz’s instructions, does not infringe or misappropriate and, to the best of Jazz’ knowledge, will not infringe or misappropriate the Intellectual Property Rights of any third party.

13.4
EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, NEITHER PARTY EXTENDS ANY OTHER WARRANTIES OR REPRESENTATIONS COVERING THE PRODUCT OR THE TECHNOLOGY, EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY’S LIABILITY UNDER THESE WARRANTY PROVISIONS SHALL BE STRICTLY LIMITED TO THE REMEDIES PROVIDED FOR UNDER THIS AGREEMENT.

14.	Liability and Indemnity

14.1
If Siegfried is unable to meet the delivery dates or other agreed time lines regarding the delivery of Product, or in case Product does not comply with Specifications, Applicable Law, cGMP or the Quality Agreement upon delivery and is rejected by Jazz (acting reasonably) in accordance with Section 4, Siegfried shall promptly, at Jazz’s election: (i) for delayed delivery, use all commercially reasonable efforts to deliver the delayed Product as soon as possible after the original delivery date (or such later date as may be agreed by Jazz, acting reasonably), at no additional cost to Jazz and Siegfried shall bear the reasonable and documented transport costs for expedited delivery; (ii) for non-conforming Product, (a) replace any rightfully rejected Product with conforming Product as soon as possible (or such later date as may be as agreed by Jazz, acting reasonably) at no additional cost to Jazz or, if delivery of conforming Product is not possible within reasonable additional time, Siegfried shall refund to or credit Jazz all amounts paid by Jazz to Siegfried for such rightfully rejected Product, and (b) Siegfried shall bear the reasonable and documented transport, packaging, and destruction costs for such non-conforming Product. As agreed by the parties pursuant to Section 2.3, and upon Jazz’ written notification as per Section 2.3, Jazz may temporally purchase (i) more than forty-percent (40%) of its requirements of API and/or (ii) more than sixty-percent (60%) of its requirements of Drug Product from other suppliers without constituting a breach of its

/s/ Henn        /s/ KG
Siegfried        Jazz

26 / 37

obligations under Section 2.3 and without any penalty, surcharge or Volume Shortfall payment being due or owing (pursuant to Section 2.3a) or 2.3b)). Except in the case of Siegfried’s gross negligence or willful misconduct, and with the exception of the remedy set forth under Section 14.2 below, such delivery, replacement, credit or refund shall be the only remedy available to Jazz in case of late deliveries or non-conforming Product.

14.2
If Siegfried fails to deliver conforming Drug Product within a grace period of [ * ] after the original delivery date on [ * ] consecutive occasions within [ * ] (excluding, without limitation, due to any Force Majeure Event or any reason caused due to an act or omission of Jazz) (Delivery Shortfall), Jazz shall be entitled to terminate this Agreement, either in whole or in part, upon [ * ] written notice to Siegfried.

14.3
Siegfried shall indemnify, defend and hold Jazz, its directors, officers, employees and Affiliates, harmless against all Losses arising out of or in connection with third party claims, suits, actions, demands or judgments to the extent arising out of (i) the breach of any of Siegfried's obligations, warranties or representations under this Agreement, except to the extent such Losses are caused by Jazz’s negligence or willful misconduct.

14.4
Jazz shall indemnify, defend and hold Siegfried, its directors, officers, employees and Affiliates harmless against all Losses, arising out of or in connection with third party claims, suits, actions, demands or judgments to the extent arising out of (i) the breach of any of Jazz's obligations, warranties or representations under this Agreement, of (ii) the death of or injury to any person or any damage to property caused by Jazz’ commercialization or use of Product except to the extent such Losses are caused by Siegfried's negligence or willful misconduct.

14.5	With respect to any indemnification obligation under this Agreement, the following conditions shall be applicable:

(a)	The Party seeking to be indemnified shall notify the indemnifying Party promptly in writing of any claim which may give rise to an obligation on the part of the indemnifying Party hereunder; and

(b)
the indemnifying Party shall be allowed to timely take the sole control of the defense of any such action and claim, including all negotiations for the settlement, or compromise of such claim or action at its sole expense; and

(c)
the Party to be indemnified shall, at the expense of the indemnifying Party, render reasonable assistance, information, co-operation and authority to permit the indemnifying Party to defend such action; and

(d)	no settlement or compromise shall be binding on a Party hereto without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

/s/ Henn        /s/ KG
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14.6
During the Term of this Agreement, Siegfried and Jazz shall each obtain and carry in full force and effect adequate commercial, general liability insurance as common in the industry, including product liability insurance, which shall protect the Parties with respect to liability claims covered by Sections 14.3 and 14.4. Such insurance shall be written by a reputable insurance company and shall be endorsed to include product liability coverage. A Party shall provide another Party on request with a copy of certificates of insurance evidencing the same.

14.7
NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT (EXCEPT WITH RESPECT TO THE INDEMNIFICATION AGAINST CLAIMS OF THIRD PARTIES UNDER SECTION 14), OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR ANY THIRD PARTY, INCLUDING BUT NOT LIMITED TO CLAIMS BASED ON LOST PROFITS, LOSS OF TIME, LOSS OF OPPORTUNITY OR ANY OTHER ECONOMIC LOSS SUFFERED OR INCURRED AS A RESULT OF THIS AGREEMENT.

14.8
WITH THE EXCEPTION OF ANY LIABILITY ARISING DUE TO GROSS NEGLIGENCE, FRAUD, WILFUL MISCONDUCT OR BREACH OF SECTION 10 (CONFIDENTIAL INFORMATION) OR SECTION 11 (INTELLECTUAL PROPERTY) HEREOF, AND IF AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY'S MAXIMUM LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO [ * ].

15.	Anti-Bribery and Anti-Corruption

15.1
Each Party shall comply fully at all times with all applicable laws and regulations, including without limitation any applicable anti-corruption laws, regulations and standards, of the territories in which Jazz or Siegfried, respectively, conduct business or activities hereunder or which are relevant to the operation of this Agreement (including but not limited to the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010) (collectively, the Anti-Corruption Laws). Each Party will ensure that its personnel have read, understood and shall comply with the Anti-Corruption Laws.

15.2
Each Party shall at all times comply with their respective code of conducts. Any non-compliance of the Anti-Corruption Laws or otherwise relevant in connection with this Agreement shall be reported to the other Party without any delay. Siegfried acknowledges that Jazz’s Code of Conduct is available online at www.jazzpharmaceuticals.com or will be handed out as a hard copy upon request. Jazz acknowledges that Siegfried’s Code of Business Conduct is available online at www.siegfried.ch or will be handed out as a hard copy upon request.

15.3
Without limiting its obligations under Sections 15.1 and 15.2, each Party agrees that it has not, and covenants that it will not, in connection with the performance of this Agreement, promise, authorize, ratify or offer to make, or take any act in furtherance of any payment or transfer of anything of value, directly or indirectly: (i) to any individual

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including Government Officials; or (ii) to an intermediary for payment to any individual including Government Officials; or (iii) to any political party. For the purpose of this Section, “Government Official” means: (a) any officer or employee of a government or any department, agency or instrument of a government: (b) any person acting in an official capacity for or on behalf of a government or any department, agency, or instrument of a government; (c) any officer or employee of a company or business owned in whole or part by a government; (d) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or (f) any candidate for political office.

15.4
Without limiting its obligations under Sections 15.1 and 15.2, each Party agrees and covenants that no payments or transfers of value shall be made, promised, authorized, ratified or offered with the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of securing an improper advantage or obtaining or retaining business.

15.5	Each Party agrees and covenants that it has not permitted and will not permit anyone acting on its behalf to violate the Anti-Corruption Laws.

16.	Miscellaneous

16.1
No set-off. Neither Party shall be entitled to set off any of its rights or obligations under this Agreement against the rights or obligations of another Party without having first obtained the prior written consent of that other Party.

16.2
Sub-contracting. Other than laboratory services as is necessary, Siegfried shall not be permitted to subcontract Manufacturing under this Agreement to any third party (other than certain activities hereunder to Siegfried Malta), without Jazz’s prior written consent. If a subcontractor is appointed by Siegfried, Siegfried shall be responsible for all work performed by, and all acts, omissions and breaches of, such subcontractor as if performed or made by itself.

16.3
Force Majeure. A Party shall be excused from performing its obligations under this Agreement (other than obligations of payment) to the extent that its performance is delayed or prevented by any cause beyond such Party’s reasonable control, including, but not limited to, act of God (such as extreme weather), fire, (naturally caused) flood, explosion, disease, war, insurrection, civil strike, riots, government action power failure or energy shortages (Force Majeure Event). Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in this Agreement that falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability. The prevented Party shall immediately notify the other Party if, by reason of any Force Majeure Event, the prevented Party is unable to meet any deadline or time for performance specified in this Agreement. In the event that such Force Majeure Event cannot be removed or

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overcome within [ * ] (or such other period as the Parties jointly shall determine) from the date the Party affected first became affected, then the non-prevented Party may at any time after the expiration of such period, by written notice to the other Party, either (i) suspend this Agreement, in whole or in part, for as long as such Force Majeure Event continues to exist, or (ii) terminate this Agreement, in whole or in part, with immediate effect.

16.4
Precedence of Agreement. Unless expressly agreed otherwise in writing, the terms outlined in this Agreement shall prevail over any terms and conditions outlined in any Order or Order Confirmation for Product and any general terms and conditions of a Party, and such terms and conditions are hereby expressly excluded. In case of discrepancies between this Agreement and an Annex hereto, the provisions of this Agreement shall prevail.

16.5
No assignment. This Agreement is binding upon and shall inure to the benefit of the Parties hereto and their successors and permitted assigns. This Agreement and any rights or obligations hereunder may be assigned or delegated only (i) with the consent of the other Party, not to be unreasonably withheld, conditioned or delayed, or (ii) by Jazz to its Affiliates or to the successor to all or substantially all of the business of Jazz (whether by merger, consolidation, asset transfer or similar transaction) to which this Agreement relates. Any other assignment or delegation by either Party without the prior written consent of the other Party is void.

16.6
No waiver. The failure by either Party at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right hereunder shall not constitute or be construed to constitute a waiver of the same or affect that Party's rights thereafter to enforce or exercise the same.

16.7
Independent Parties. Nothing in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, joint venture, agency, or other relationship other than as expressly set forth herein. Neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written consent of the other Party.

16.8
Entire Agreement. This Agreement (together with the Quality Agreement) contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto (other than, for the avoidance of doubt, the Master Development Services Agreement and any Confidential Disclosure Agreement executed by the Parties and/or their Affiliates, each of which shall remain in full force and effect in accordance with its respective terms). No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

16.9
Severability. If any portion of this Agreement is held invalid by a court of competent jurisdiction, such portion shall be deemed to be of no force and effect and this Agreement shall be construed as if such portion had not been included herein, provided

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however, if the deletion of such provision materially impairs the commercial value of this Agreement to either Party, the Parties shall attempt to renegotiate such provision in good faith. The fact that any provision of this Agreement shall be prohibited or unenforceable in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties to this Agreement waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

16.10
Notices. Any notice required under this Agreement shall be effective only if it is in writing and (i) delivered in person or (ii) deposited with a nationally recognized overnight courier service, or (iii) sent by registered mail or (iv) dispatched by e-mail (pdf), in which case such notice is to be confirmed by registered mail within [ * ]; in either case any notice is to be addressed to the applicable address set forth below or any other address as designated by either Party.

if to Siegfried	Siegfried AG Untere Brühlstrasse 4, 4800 Zofingen, Switzerland Attention: [ * ] Email: [ * ]
with a copy to:	Siegfried AG Untere Brühlstrasse 4, 4800 Zofingen, Switzerland Legal Department Email: [ * ]
if to Jazz:	Jazz Pharmaceuticals Ireland Limited Waterloo Exchange, Waterloo Road, Dublin 4, Ireland Attention: Legal Department Fax/e-mail: [ * ]
Either Party may change the above addresses, but no such change shall have any effect until the other Party has been properly notified with written notice of the change of the address.

16.11
Compliance with Laws. Each Party shall comply with all Applicable Law governing its performance of the terms of this Agreement, including, but not limited to, those relating to health, safety and the environment, fair labor practices, unlawful discrimination, debarment, supply chain transparency and modern slavery, anti-corruption and anti-bribery laws.

16.12
Hardship. If during the Term of this Agreement, the performance of the Agreement should lead to unreasonable hardship for the one or the other Party, both Parties shall undertake reasonable endeavors to discuss in good faith a possible amicable resolution or possible amendment to this Agreement in light of the change in circumstances; provided always, however, that (i) neither Party shall have any obligation to amend this Agreement or to waive or modify any of its rights under this Agreement and (ii)

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notwithstanding any claim of unreasonable hardship by a Party pursuant to this Section 16.12, each Party shall remain fully liable for the performance of its obligations and duties under this Agreement unless and until, and only to the extent that, the Parties mutually agree in writing to alter or modify such obligations or duties by amending the provisions hereof (which alteration or modification shall only be binding if made in writing and signed by both Parties in accordance with the terms of this Agreement).

17.	Applicable Law and Dispute Resolution

17.1
This Agreement shall be governed by German laws without regard to its conflict of laws provisions and the provisions of the UN Convention regarding Contracts on the International Sale of Goods (Vienna Convention).

17.2
All disputes arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment or termination, shall be resolved exclusively by arbitration in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules, agree as follows:

a)	The number of arbitrators shall be three (3).

b)	The seat of the arbitration shall be Hannover, Germany.

c)	The arbitral proceedings shall be conducted in English.

17.3	Notwithstanding any other provision of this Agreement, each Party shall still be entitled to access the courts in Hannover, Germany, to obtain appropriate injunctive relief.
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/s/ Henn        /s/ KG
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List of Annexes

Annex	Description	Content
1.1	API	Description of API
1.2	Drug Product	Description of Drug Product
1.3	Key Material	Description of Key Material
1.4	Commercial Terms	Price, MOQ and other commercial terms
Intending to be bound by the provisions hereof, each of the parties hereto have caused this Agreement to be executed personally or by its duly authorized representative, to be effective as of the Effective Date.

Siegfried AG

/s/ Luca Parlanti	/s/ Marco Henneböhle
Name / function	Name / function
Dr. Luca Parlanti	Dr. Marco Henneböhle
Head of Exclusive Sales	Director Business Development
Drug Substance	Exclusive Synthesis Europe
Siegfried AG	Siegfried AG

Jazz Pharmaceuticals Ireland Limited

/s/ Kathleen Gibbons
Name / function

Kathleen Gibbons
VP, Finance

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ANNEX 1.1 - API

[ * ]

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ANNEX 1.2 – Drug Product
[ * ]

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ANNEX 1.3 - Key Material
[ * ]

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ANNEX 1.4 – Commercial Terms
[ * ]

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[ * ]

/s/ Henn        /s/ KG
Siegfried        Jazz